Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ADDENTAX GROUP CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)	161,665	(2)	$0.45	(3)	$72,749	0.0001531	$11.14

	Total Offering Amounts		161,665		$0.45		$72,749	0.0001531	$11.14

	Total Fee Offsets								—

	Net Fee Due								$11.14

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers the resale of shares of common stock, par value $0.001 per share (“Common Stock”), of Addentax Group Corp. (the “Registrant”) that were issued under the Addentax Group Corp. 2024 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents 161,665 shares of Common Stocks that were issued under the Plan to the Selling Stockholders (as identified in the Reoffer Prospectus contained within this Registration Statement) prior to the filing of this Registration Statement. These shares are being offered for resale by the Selling Stockholders named in the Reoffer Prospectus included in and filed with this Registration Statement.

(3)	Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the shares of Common Stock reported on Nasdaq on August 8, 2025, which was $0.45 per share.